Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of SL Science Holding Limited on Amendment No.1 to Form F-4 (File No. 333-292214) of our report dated May 26, 2025, with respect to our audits of the consolidated financial statements of SL BIO Ltd. and subsidiary (collectively the “Company”) as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report appears in this Prospectus and Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China

January 6, 2026